Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) is dated as of December 13, 2019, by and between Nathan's Famous, Inc., a Delaware corporation (the “Company”) and Ronald G. DeVos (the “Executive”).

WITNESSETH

WHEREAS, the Executive serves as the Company's Vice President, Finance, Chief Financial Officer and Secretary; and

WHEREAS, the Executive notified the Company's Board of Directors that he has decided to voluntarily retire and resign as Vice President, Finance, Chief Financial Officer and Secretary of the Company effective June 30, 2020;

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.       Executive has acknowledged and agreed that he shall voluntarily retire and resign from the Company as Vice President, Finance, Chief Financial Officer and Secretary of the Company and from all positions of the direct or indirect subsidiaries of the Company, and cease to be an employee of the Company and its direct or indirect subsidiaries effective at the close of business on June 30, 2020.

2.        As consideration for Executive's execution and delivery of this Agreement and his agreement to be bound by its terms, the Company agrees to (i) award an aggregate cash bonus amount of $200,000 for the fiscal year ending March 29, 2020 to Executive payable in accordance the Company's customary payroll practices for bonus payments to executive officers of the Company, (ii) repurchase 13,709 shares of the Company's common stock owned by the Executive on the date hereof or as soon as practicable thereafter at the closing market price of the Company's common stock on the date hereof and (iii) continue to (a) pay Executive his current base salary of $217,500 per annum and (b) provide such insurance, disability and health and medical and other benefits and such participation in retirement plans or programs that Executive is currently receiving or participating in, in each case, through the date that the Executive ceases to be an employee of the Company.

3.         This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

4.       It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations and guidance (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

5.       No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representations and successors.

6.       The terms and provisions of this Agreement are governed by and shall be interpreted in accordance with, the laws of the State of New York, without giving effect to any choice of law principles.

7.       This Agreement shall inure to the benefit of and be enforceable by the Company's and Executive's successors and/or assigns.

8. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page To Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NATHAN'S FAMOUS, INC.

By:	/s Eric Gatoff
Name: Eric Gatoff
Title: Chief Executive Officer

EXECUTIVE

/s/ Ronald G. DeVos
Ronald G. DeVos

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